EXHIBIT 10.2
SUMMIT FINANCIAL GROUP, INC.
Executive Officer Management Incentive Plan
for 2019
OBJECTIVE
The objective of the Executive Officer Management Incentive Plan for 2019 (“2019 MIP”) is to incent and reward select members of Summit Financial Group, Inc.’s and its subsidiaries’ (collectively hereafter, “Summit’s”) management team for their exceptional performance, while still balancing risk with reward.
PARTICIPANT ELIGIBILITY
Eligibility for participation in the 2019 MIP is extended to the following executive officers (“Eligible Participants”):

Summit Financial Group, Inc.	Summit Community Bank, Inc.
Chief Executive Officer	President
Chief Financial Officer	Chief Operating Officer
Chief Accounting Officer	Chief of Credit Administration
To be eligible to receive a 2019 MIP payment, Eligible Participants must be employed for the entirety of 2019. If an otherwise Eligible Participant separates from employment at Summit for any reason, voluntarily or involuntarily, prior to January 1, 2020, no incentive will be paid to such Eligible Participant.
MIP COMPUTATION
The 2019 MIP computation is based upon Summit achieving a targeted annual return on average tangible equity (“ROATE”). For purposes of the 2019 MIP, Summit’s ROATE is to be calculated on a consolidated basis for the year ended 2019, as follows:

Net Income + (Amortization of Intangibles x 0.765)
Average Shareholders’ Equity - Average Intangibles
For purposes of the 2019 MIP, Summit’s targeted ROATE for 2019 is 11.50 to 12.49 percent. If Summit’s actual ROATE for 2019 is within this targeted range, each Eligible Participant will receive an incentive payment equal to 25% of their respective annual base salary as of January 1, 2019 (the “Targeted Incentive”).
If Summit’s actual ROATE for 2019 is greater than the targeted range, Eligible Participants will be eligible to receive an incentive that is greater than the Targeted Incentive; conversely, if Summit’s actual ROATE for 2019 is less than the targeted range, Eligible Participants will be eligible to receive an incentive that is less than the Targeted Incentive.

The formula to compute each Eligible Participant’s incentive payment under the 2019 MIP is as follows:

Eligible Participant’s Annual Base Salary on January 1, 2019	X	25%	X	MIP Multiplier	=	Eligible Participant's 2019 MIP Incentive

The MIP Multiplier to be used for purposes of the above formula varies based upon Summit’s actual ROATE for 2019, as follows:

Summit’s Actual ROATE for 2019		MIP Multiplier
Less than 9.50%		0.00%
9.50% to 10.49%		82.61%
10.50% to 11.49%		91.30%
11.50% to 12.49%	Target	100.00%
12.50% to 13.49%		125.00%
13.50% to 14.49%		158.48%
14.50% to 15.49%		189.13%
15.50% and greater		202.17%

In addition to the 2019 MIP incentives which may be awarded to Eligible Participants in accordance with the above formula, an additional incentive totaling no more than $60,000 may be awarded at the discretion of Summit’s Chief Executive Officer, in whole or in part, to one or more deserving Summit employees who are not Eligible Participants.
OTHER MIP TERMS
No incentive under the 2019 MIP will be made, if at December 31, 2019 through the time of payment of the 2019 MIP incentive, Summit or any affiliate is subject to any active or pending, formal or informal, agreement or enforcement action to which any bank regulatory authority is a party, including but not limited to a memorandum of understanding, written agreement, or order of cease and desist.
PAYMENT OF INCENTIVES
The 2019 MIP incentive will be calculated after January 1, 2020 and paid as soon as practicable following Summit’s public release of its 2019 earnings, but no later than March 31, 2020.
INTERPRETATIONS, AMENDMENTS OR DISCONTINUATION
All interpretations of or amendments to the 2019 MIP will be made at the sole discretion of Compensation and Nominating Committee of the Summit Financial Group, Inc. Board of Directors. The 2019 MIP may be discontinued or revised by the Compensation and Nomination Committee at any time.